UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                               INTELCOM GROUP INC.
                                (Name of Issuer)

                         Common Shares without par value
                         -------------------------------
                         (Title of Class of Securities)

                                   45814F 10 7
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45814F 10 7                 13G                      Page 2 of 5 Pages


=========================================================================================================================
1                   NAME OF REPORTING PERSON
                    S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

                        Worldwide Condominium Developments, Inc. (None)
-------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                             (a)  [ ]
                                                                                             (b)  [X]
-------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                         CAYMAN ISLANDS, BRITISH WEST INDIES
-------------------------------------------------------------------------------------------------------------------------

                           5          SOLE VOTING POWER

        NUMBER OF                          1,880,082 Shares
                         ------------------------------------------------------------------------------------------------
         SHARES            6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                           0 Shares
                         ------------------------------------------------------------------------------------------------
          EACH             7          SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                            1,880,082 Shares
                         ------------------------------------------------------------------------------------------------
          WITH             8          SHARED DISPOSITIVE POWER

                                           0 Shares

-------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,880,082 Shares
-------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                    SHARES*                                                                          [ ]
-------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         7.4%
-------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                         CO
=========================================================================================================================

                                  SCHEDULE 13G

                                  SCHEDULE 13G                Page 3 of 5 Pages

Item 1:              Issuer
                     ------
(a) Name             IntelCom Group Inc.
(b) Address          9605 East Maroon Circle
                     Englewood, Colorado  80112
                     (303) 572-5960

Item 2:              Person Filing
                     -------------
(a) Name:            Worldwide Condominium Developments, Inc.

(b) Address:         Box 143
                     Cayman Islands, British West Indies

(c) Organized:       Cayman Islands, British West Indies corporation

(d) Class:           Common  Shares, no par value (25,537,327 shares outstanding on December 31, 1995)

(e) CUSIP:           CUSIP #  45814F 10 7

Item 3: If filing pursuant to Rules 13d-1(b), or 13d-2(b), identify type of filing person.
                     -----------------------------------------------------------
                     Not Applicable.

Item 4:              Ownership (As of December 31, 1995)
                     ---------
                     Worldwide Condominium Developments, Inc.
(a)                  Beneficially Owned:             1,880,082 Shares
(b)                  Percent of Class:               7.4%
(c)(i)               Sole Voting Power:              1,880,082 Shares
(c)(ii)              Shared Voting Power:            0 Shares
(c)(iii)             Sole Disposition:               1,880,082 Shares
(c)(iv)              Shared Disposition:             0 Shares

Item 5:              Ownership of Five Percent or Less of a Class.
                     --------------------------------------------
                     Not Applicable.

Item 6:              Ownership of More than 5% on Behalf of Another Person.
                     -----------------------------------------------------
                     Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                     ----------------------------------------------------------
                     Not Applicable

Item 8:              Identification and Classification of Members of the Group.
                     ---------------------------------------------------------
                     Not Applicable.

                                  SCHEDULE 13G                Page 4 of 5 Pages


Item 9:              Notice of Dissolution of Group.
                     ------------------------------
                     Not Applicable.

Item 10:             Certification.
                     -------------
                     Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                        WORLDWIDE CONDOMINIUM
                                        DEVELOPMENTS, INC.


February 13, 1996                       By: /s/ Larry L. Becker
                                           ------------------------------------
                                           Larry L. Becker, Secretary-Treasurer